UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2004

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

eUniverse, Inc.

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On July 30, 2004, Intermix Media, Inc. (the “Company”), sold the assets of its SkillJam business unit to CES Software PLC. The assets consisted primarily of contracts and intellectual property. The sale proceeds were $8 million and the Company realized a $4.6 million gain on sale of assets, net of income taxes. A one year, $1 million escrow was established for certain indemnification obligations and the Company will record up to an additional $1 million gain on sale depending on the resolution of the indemnification obligations. In addition, the Company will receive a percentage of the net revenue from the sale of the SkillJam technology to the buyer’s European customers over five years. The Company agreed to indemnify CES Software for certain contingent obligations up to the amount of the sale proceeds.

Item 5. Other Events

On August 2, 2004, the Company issued a press release announcing the sale of the assets of its SkillJam business unit to CES Software. In that press release, the Company disclosed the use of $1.8 million of the asset sale proceeds to repay a $2.4 million convertible note due to an affiliate of Sony Corporation of America resulting in a $628,000 gain on debt extinguishment. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 7. Financial Statements and Exhibits

(c)	Exhibit	Description
	10.1	Asset Purchase Agreement, dated as of June 30, 2004, by and among CES Software PLC and eUniverse, Inc., et. al. *

	99.1	Press release issued by Intermix Media, Inc. on August 2, 2004.

*	Confidential treatment has been requested for certain portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2004	Intermix Media, Inc.

	By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer